Exhibit 99.1

For Immediate Release to Canada News Wire and U.S. Disclosure Circuit

BE RESOURCES INC. CLOSES INITIAL PUBLIC OFFERING

October 26, 2009 – Toronto, Ontario - BE Resources Inc. (the "Company") is pleased to announce the closing of its initial public offering of 5,000,000 common shares at a price of Cdn$0.30 per share for gross proceeds of Cdn$1,500,000. Canaccord Capital Corporation acted as underwriter. The Company has granted Canaccord an over-allotment option exercisable in whole or in part within 60 days to purchase up to an additional 750,000 common shares at the issue price.

The Company was incorporated under the laws of the State of Colorado primarily to evaluate the grade and tonnage of beryllium at its New Mexico Beryllium Project.

The offering was made by way of a prospectus filed in certain Canadian provinces and a registration statement filed with the SEC which has been declared effective by the SEC. A copy of the final prospectus filed in certain Canadian provinces may be obtained by either contacting the underwriter or by accessing the website maintained by the Canadian securities regulatory authorities, SEDAR, at www.sedar.com. A copy of the final prospectus contained in the US registration statement may be obtained by either contacting the Company or by accessing the SEC website, www.sec.gov. This press release shall not constitute an offer to sell or constitute a solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. In the United States, please contact the Company at the address for the Company below. In Canada please contact Canaccord Capital Corporation at 161 Bay Street, Suite 3000, Toronto, Ontario (416) 819-7276.

Trading of the common shares on the TSX Venture Exchange is anticipated to commence at the opening of business on October 29, 2009 under the symbol "BER".

For further information, please contact:
David Tognoni, President and Chief Executive Officer, BE Resources Inc.
P.O. Box 684
Elephant Butte, New Mexico 87935
(575) 744-4014